Exhibit 5.1 Akerman Senterfitt LLP 335 Madison Avenue Suite 2600 New York, NY 10017 Tel: 212.880.3800 Fax: 212.880.8965

June 6, 2012

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Re:    Fiesta Restaurant Group, Inc. / Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Fiesta Restaurant Group, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (“Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 3,300,000 shares (the “Shares”) of the Corporation’s authorized but unissued common stock (the “Common Stock”) issuable in accordance with the terms of the Corporation’s 2012 Stock Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Corporation, each as amended to the date hereof; (ii) records of corporate proceedings of the Corporation related to the Plan, (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Corporation and upon documents, records, and instruments furnished to us by the Corporation, without independently checking or verifying the accuracy of such documents, records, and instruments.

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BOCA RATON  DALLAS  DENVER  FORT LAUDERDALE  JACKSONVILLE  LAS VEGAS  LOS ANGELES  MADISON

MIAMI  NAPLES  NEW YORK  ORLANDO  PALM BEACH  SALT LAKE CITY   TALLAHASSEE  TAMPA  TYSONS CORNER WASHINGTON, D.C.  WEST PALM BEACH

Based upon the foregoing examination, we are of the opinion that: (i) the Shares have been duly authorized, and, (ii) when the Shares have been paid for in accordance with the terms of the Plan (and any agreements or certificates issued in accordance with the Plan), such Shares will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or first arising after the date hereof, that might change the opinion expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Respectfully yours,

/s/ Akerman Senterfitt LLP

AKERMAN SENTERFITT LLP

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